ONE PRICE CLOTHING STORES, INC. ANNOUNCES
        + 12.5% COMPARABLE STORE SALES INCREASE FOR MAY


Duncan, SC, June 10, 1998 - Larry I. Kelley, President and Chief Executive Officer of One Price Clothing Stores, Inc. (NASDAQ: ONPR), announced today, at the Company's Annual Meeting, that May sales climbed to $32.4 million, a 14.7% increase over the same period last year. Overall comparable store sales increased 12.5%, the largest percentage increase in May comparable store sales for the Company since 1993.

In commenting on May, Mr. Kelley said, "sales are being driven by the Company's intensive focus on its 'core price' merchandising strategy and strong customer response to our Spring offerings. June sales to date show similar momentum. It appears that our price/value strategy is working."

The Company also officially announced the appointment of Leonard M. Snyder as Chairman of the Board, succeeding the Company's founder, Henry D. Jacobs, Jr., and the election of Warren Flick, retired President and Chief Operating Officer of Kmart USA, to its Board of Directors.


This press release may contain forward-looking statements. Recent sales are not, necessarily, indicative of the future. The Company does not undertake to publicly update or revise its forward-looking statements. Important factors which may affect such statements are contained in the Company's 10-Q for the fiscal quarter ending May 2, 1998 and may be contained in any subsequent reports filed with the Securities and Exchange Commission.